For More Information:
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Contact:  Bernadette M. Sohler, Director of Communications   (732) 634-1500


                  Middlesex Water Company Announces Closing on
                Public Offering of 700,000 Shares of Common Stock

     Iselin, NJ -May 13, 2004 - Middlesex Water Company ("the Company") (NASDAQ:MSEX) announced that on May 12, 2004, it closed on the public offering of 700,000 shares of its common stock at a price of $19.80 per share. The Company has also granted the underwriters an over-allotment option to purchase an additional 100,000 shares. The book-running manager is Janney Montgomery Scott LLC and the co-manager is Edward D. Jones & Co., L.P. The net proceeds of the offering will be used to repay most of the Company's outstanding short-term borrowings. "The completion of this equity financing represents an important part of our plan to finance our projected capital expenses through 2006," said
A. Bruce O'Connor, Chief Financial Officer of Middlesex Water Company.

     The offering of these securities is being made only by means of a prospectus, copies of which may be obtained by contacting Janney Montgomery Scott LLC, Equity Syndicate Department, 60 State Street, 11th Floor, Boston, MA 02109 (617)557-2971.

     Middlesex Water Company, organized in 1897, is an investor-owned water utility and is engaged in the business of supplying water for domestic, commercial, industrial and fire protection purposes.

     For additional information regarding Middlesex Water Company, visit the Company's website at www.middlesexwater.com or call (732) 634-1500.
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     The shares of common stock were sold pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission. The shares are only offered by means of the prospectus related to this offering.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the common stock in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
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     Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995: Certain matters discussed in this press release are "forward-looking statements" intended to qualify for safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations and events concerning various matters such as capital expenditures, earnings, litigation, growth potential, rate, regulatory matters, liquidity, capital resources and accounting matters. Actual results in each case could differ materially from those currently anticipated in such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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